CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Four Star Holdings, Inc.

Gentlemen:

This letter will authorize you to include the Audit of Dragon’s Lair Holdings, Inc. dated February 4, 2010 for the years ended December 31, 2009 and 2008 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission. We also consent to your reference to Lake & Associates, CPA’s LLC as experts in accounting and auditing.

Yours Truly,

/s/ Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
July 8, 2010